Exhibit 99.1

Investor Relations Contact:	Media Contact:
Scott M. Tsujita	Pete Schuddekopf
SVP Finance, Treasury & Investor Relations	VP Media Relations
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-5161	602-504-5383
Email: stsujita@hypercom.com	pschuddekopf@hypercom.com
HYPERCOM CORPORATION ANNOUNCES THIRD
QUARTER 2007 FINANCIAL RESULTS
Highlights:
•	Revenue of $70.8 million, higher sequentially and year over year
•	Gross Profit of $21.2 million or 30%
•	Net Income from Operations of $0.4 million or $0.01 per share
PHOENIX, November 1, 2007-Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the three months ended September 30, 2007.
Revenue for the third quarter of 2007 was $70.8 million, an increase of $14.1 million or 24.9% compared to $56.7 million of revenue in the same quarter of 2006 and an increase of $3.3 million or 4.9% compared to the second quarter of 2007.
The third quarter year over year revenue increase was the result of increased revenue from the South America, Asia-Pacific, Mexico Caribbean and Central America (MCCA), and Europe Middle East and Africa (EMEA) regions, with revenue flat in North America. Product revenues were up in South America, Asia-Pacific, MCCA, and EMEA, but down in North America. Product revenues in Asia-Pacific, MCCA, and EMEA were up due to higher demand for countertop and mobile payment terminals. North American product revenue was lower principally as a result of decreased revenue from one U.S. customer. Service revenues increased in all operating regions, with the largest increase of $4.9 million in the Asia-Pacific region as a result of the acquisition of ACG Group in early 2007.
Sequentially, the third quarter revenue growth was attributable to service revenue growth in South America, North America and Asia-Pacific, partially offset by product revenue decreases in the EMEA and MCCA regions.
On a year to date basis, revenue is up $19.3 million or 10.5% compared to 2006; product revenue is up $2.8 million or 2.0% and service revenue is up $16.5 million or 39.0%. Product revenue growth from mobile and countertop products has been partially offset by revenue declines in unattended and multi-lane products. The increase in service revenue is primarily related to $13.5 million of incremental revenue from recent acquisitions, as well as a $2.0 million increase in service revenue in Mexico.

Gross profit for the third quarter of 2007 was $21.2 million or 30.0% of revenue, compared to third quarter 2006 gross profit of $18.9 million or 33.4% of revenue. Third quarter 2007 gross margin is a blend of 33.3% product gross margin and 22.9% service gross margin compared to margins of 36.5% and 23.4% in third quarter 2006. Product gross margins are lower than in the prior year due to an incremental $3.5 million of slightly negative gross margin countertop products sold in Brazil. Terminals were sold at near cost in Brazil with the expectation that these sales will create returns through contractually recurring service revenues over time. Excluding the impact of Brazil’s negative margin terminal sales in the third quarter of both 2006 and 2007, product margins are unchanged.
Sequentially, third quarter 2007 gross margins are up significantly compared to the second quarter of 2007. Second quarter 2007 product and service gross margins were reduced by a variety of charges that were not incurred in the third quarter as well as a significant gross margin decline related to competitive pricing pressures for services in Brazil. Cost restructuring and process improvements have improved the Brazilian service gross margin significantly for the third quarter.
On a year to date basis, September 30, 2007 gross profit was $50.7 million or 24.9%, compared to $69.8 million or 38.0% for the same period in 2006. The year to date 2007 gross profit has been reduced by the previously mentioned charges in second quarter 2007 compared to the prior year and the $8.4 million of incremental, slightly negative gross margin revenue related to product sales in Brazil in 2007.
Operating expenses for the third quarter of 2007 were $20.7 million, up $2.0 million compared to $18.7 million in the same quarter of 2006, and sequentially up $5.0 million compared to second quarter 2007 expense of $15.7 million. Operating expenses for the third quarter of 2006 included an offsetting gain of $3.0 million on the sale of a building in Asia. The third quarter of 2007 included $0.7 million of incremental due diligence costs.
The sequential quarter operating expense increase resulted from offsets to operating expense of $6.1 million in the second quarter related to a gain on the sale of property in Arizona, legal settlement proceeds, and reversed stock compensation expense. Exclusive of the offsetting benefits in the second quarter of 2007, operating expense declined sequentially. This was primarily due to decreasing R&D costs as a result of declining development activities related to the new T4200 product family that has now been launched, as well as cost benefits resulting from prior period restructuring activities that moved some development activities to lower cost geographies.
On a year to date basis through September 30, 2007, operating expenses were $59.9 million compared to $62.3 million in the same period of 2006. Current year operating expenses were reduced by $6.1 million of offsets to operating expense compared to the prior year which benefited by only $3.0 million from a one time benefit from a building sale in Asia. Exclusive of the net benefits in both years, operating expenses have increased slightly. Current year operating expense includes $2.7 million of incremental due diligence costs related to the evaluation of strategic proposals.
Third quarter 2007 income from continuing operations was $0.4 million or $0.01 per share compared to net income from continuing operations of $0.5 million or $0.01 per share in the same quarter of 2006, and a net loss from continuing operations of $5.7 million or ($0.11) per share in the second quarter of 2007. The second quarter 2007 net loss from continuing operations included the negative impact of $3.4 million of one-time net costs.
Balance Sheet and Cash-flow
As of September 30, 2007, the Company had $86.4 million of cash and short term investments on hand, up $4.9 million from June 30, 2007. The increase is the result of positive cash flow from operations of $6.0 million, primarily due to a further reduction in inventories. Increased accounts receivable was offset by similar increases in accounts payable and other liabilities.
New Initiatives
Hypercom has recently announced several new important product releases and certifications, including:
•	The new Optimum T4200 global countertop platform, consisting of six 32-bit, multi-application terminals available in Wireless GSM/GPRS, Ethernet/SSL with dial back up, and dial only models, is PCI PED certified and has achieved EMV Level 1 & 2 certifications making them available to merchants and financial institutions in both US and international markets.
•	The Optimum M4100 “Blade” handheld mobile wireless terminal, the L4100, L4200 and L4250 Optimum multi-lane terminals and the new IP-enabled Optimum T4200 family of countertop terminals have all gained approval under Mastercard’s Worldwide Payment Terminal Security Program that ensures that IP and wireless-based transactions meet the highest levels of security.
•	The PV1310 handheld PIN Pad, a PCI PED certified PIN pad featuring vendor-agnostic architecture, was introduced. The PV1310 enables easy integration with non-Hypercom payment terminals enabling merchants to quickly add high security PCI certified PIN-based payments to their legacy systems without upgrading their entire terminal infrastructure.
Third Quarter Earnings Call
Hypercom has scheduled its conference call to discuss third quarter 2007 financial results for Thursday, November 1, 2007. The call will be held at 4:30 p.m. ET and will be available either through telephone dial-in or audio web cast.
The dial-in number is 1-877-397-0292 for North American callers and +1-719-325-4854 for international callers. There is no access code required for the call.
To access the audio web cast, please go to Hypercom’s website, http://ir.hypercom.com at least two minutes prior to the call to register.
A replay of the conference call can be accessed approximately one hour after the conclusion of the live call and will be available until Saturday, December 1, 2007. The replay number for North America is 1-888-203-1112 and +1-719-457-0820 for international callers. The replay access code is 2575451. A replay of the call can also be accessed in the “audio archive” section of http://ir.hypercom.com, where it will remain until the next results release.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “estimate,” “will,” “intend,” “project,” and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance, projections regarding future revenue, gross margins, operating profits, product and service margins, net income, cash flows, gains or losses from discontinued operations, the timing, performance, certifications, and market acceptance of new products, the migration to a contract manufacturer of the Company’s products, the development and success of broader distribution channels, potential acquisitions and business combinations, and the expected results and benefits of such transactions. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products and services including ability to obtain and the timing of key certifications; our ability to cost reduce new and existing products to improve margins; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions, strategic investments, and business combinations and successfully integrate them into our business; the impact of current litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months ended September 30, 2007 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update the information, since Hypercom will only provide guidance at certain points during the year. Such information speaks only as of the date of this press release.
Hypercom does not endorse any projections regarding future performance that may be made by third parties.

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Hypercom and Optimum & Design are registered trademarks of Hypercom Corporation. All other trademarks are the property of their respective owners. HYCF

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2007	2006	2007	2006
Net revenue:
Products	$48,166	$43,158	$144,199	$141,378
Services	22,652	13,511	58,923	42,404

Total net revenue	70,818	56,669	203,122	183,782

Costs of revenue:
Products	32,129	27,395	103,171	84,245
Services	17,458	10,352	49,278	29,701

Total costs of revenue	49,587	37,747	152,449	113,946

Gross profit	21,231	18,922	50,673	69,836

Operating expenses:
Research and development	6,104	7,049	21,541	19,547
Selling, general and administrative	14,588	14,599	42,115	45,696
Gain on sale of real property	(22)	(2,958)	(3,796)	(2,958)

Total operating expenses	20,670	18,690	59,860	62,285

Income (loss) from continuing operations	561	232	(9,187)	7,551
Interest income, net	1,136	824	2,759	2,516
Foreign currency loss	(327)	(104)	(1,356)	(637)
Other expense	(13)	(23)	(7)	(31)

Income (loss) before income taxes and discontinued operations	1,357	929	(7,791)	9,399
Provision for income taxes	(966)	(456)	(737)	(1,928)

Income (loss) before discontinued operations	391	473	(8,528)	7,471
Income (loss) from discontinued operations	138	(127)	789	2,241

Net income (loss)	$529	$346	$(7,739)	$9,712

Basic and Diluted income (loss) per share:
Income (loss) before discontinued operations	$0.01	$0.01	$(0.16)	$0.14
Income from discontinued operations	—	—	0.01	0.04

Basic and diluted income (loss) per share	$0.01	$0.01	$(0.15)	$0.18

Weighted average common shares:
Basic	52,852,410	53,524,064	52,838,846	53,247,041

Diluted	53,023,085	54,161,546	52,838,846	54,066,308

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
(Amounts in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,748	$34,190
Restricted cash	268	201
Short-term investments	8,388	47,228
Accounts receivable, net	69,083	52,777
Inventories	30,174	52,632
Prepaid expenses and other current assets	11,786	8,001
Deferred tax assets	921	691

Total current assets	198,368	195,720
Property, plant and equipment, net	17,178	27,261
Intangible assets, net	10,920	5,733
Other long-term assets	16,502	8,002

Total assets	$242,968	$236,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,942	$22,931
Accrued payroll and related expenses	8,813	6,201
Accrued sales and other taxes	8,049	7,781
Product warranty liabilities	2,134	2,636
Accrued other liabilities	14,944	9,603
Deferred revenue	4,196	2,185
Income taxes payable	1,808	2,460

Total current liabilities	65,886	53,797
Deferred tax liabilities, net	644	380
Other long-term liabilities	3,400	3,608

Total liabilities	69,930	57,785
Stockholders’ equity	173,038	178,931

Total liabilities and stockholders’ equity	$242,968	$236,716

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2007	2006	2007	2006
Cash flows from continuing operations:
Net income (loss) from continuing operations	$391	$472	$(8,528)	$7,471
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,305	1,845	6,673	5,682
Amortization of deferred financing costs	—	—	—	4
Amortization of discounts on short-term investments	(232)	(304)	(785)	(990)
Provision for doubtful accounts	248	146	825	615
Provision for excess and obsolete inventory	430	660	7,062	1,630
Provision (benefit) for warranty and other product charges	51	591	1,944	(89)
Deferred income tax benefit (provision)	36	(78)	34	(41)
Non-cash share-based compensation expense	64	1,810	1,109	4,689
Foreign currency losses	(194)	(179)	(453)	(660)
Gain on sale of real property	(22)	(2,958)	(3,796)	(2,958)
Other non-cash	51	(72)	478	264
Changes in operating assets and liabilities, net	2,867	(7,395)	1,325	(16,208)

Net cash provided by (used in) operating activities	5,995	(5,462)	5,888	(591)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,507)	(1,220)	(5,319)	(4,515)
Proceeds from the sale of real property	—	5,190	16,250	5,190
Cash paid for acquisitions, net of cash acquired	—	—	(12,707)	—
Software development costs capitalized	(258)	(286)	(1,160)	(787)
Net increase in restricted cash	(11)	(56)	(67)	(189)
Purchase of short-term investments	(28,335)	(75,695)	(126,057)	(228,344)
Proceeds from the sale or maturity of short-term investments	60,855	98,600	165,690	234,275

Net cash provided by investing activities	30,744	26,533	36,630	5,630

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	—	(24)	(5)	(8,354)
Proceeds from issuance of common stock	273	1,999	544	6,393
Purchase of treasury stock	—	(10,069)	—	(10,740)

Net cash provided by (used in) financing activities	273	(8,094)	539	(12,701)

Effect of exchange rate changes on cash	212	41	507	337

Net increase (decrease) in cash flows from continuing operations	37,224	13,018	43,564	(7,325)
Net cash provided by (used in) operating activities — discontinued operations	(6)	(405)	(6)	4,192
Net cash provided by investing activities — discontinued operations	—	—	—	12,137
Cash and cash equivalents, beginning of period	40,530	32,331	34,190	35,940

Cash and cash equivalents, end of period	$77,748	$44,944	$77,748	$44,944